Exhibit 16.1

Letter from Excelsis Accounting Group

July 1, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by 4net Software, Inc. in Item 4.01 of its Form 8-K dated July 1, 2015, captioned "Changes in Registrant's Certifying Accountant."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Excelsis Accounting Group